Nominees for Election as Directors for Three-Year Terms to Expire in 2003
Continuing Directors Whose Terms Expire in 2001
Continuing Directors Whose Terms Expire in 2002
SUMMARY COMPENSATION TABLE
COMPARISON OF $100 INVESTED IN MCN STOCK
AUDIT COMMITTEE CHARTER MCN ENERGY GROUP INC.
P R O X Y

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

MCN Energy Group Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

[MCN ENERGY GROUP INC. LOGO]

Alfred R. Glancy III Chairman and Chief Executive Officer	500 Griswold Street Detroit, Michigan 48226

August 7, 2000

To our Shareholders:

      Recently, MCN Energy Group Inc. (“MCN”) and DTE Energy Company (“DTE”) announced we were continuing discussions with the Federal Trade Commission (“FTC”) in connection with its review of the companies’ proposed merger announced in October 1999. We also announced that because of the length of the FTC’s review, it appears unlikely that the transaction can be completed before the fourth quarter of this year. In light of this announcement, MCN has decided to hold an annual meeting of shareholders.

      You are cordially invited to attend the 2000 Annual Meeting of Shareholders of MCN Energy Group Inc. This year’s meeting will be held at the Company’s headquarters in Detroit, Michigan on Wednesday, September 27, 2000 at 9:00 a.m. Eastern Time. The business items to be acted on during the Annual Meeting are listed in the Notice of Annual Meeting and are described more fully in the Proxy Statement.

      If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card to request an attendance card. Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope. You may also submit your proxy with voting instructions by telephone or through the Internet in accordance with the instructions on the accompanying proxy card.

     Sincerely,

     /s/ALFRED R. GLANCY III

•  Denotes items to be voted on at the meeting.

NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS OF MCN ENERGY GROUP INC.

9:00 a.m., September 27, 2000

Guardian Building, 32nd Floor Auditorium
500 Griswold St.
Detroit, Michigan 48226

August 7, 2000

To our Shareholders:

      The 2000 Annual Meeting of Shareholders of MCN Energy Group Inc. will be held at the Company’s headquarters in the Guardian Building, 32nd Floor Auditorium, 500 Griswold Street, Detroit, Michigan on Wednesday, September 27, 2000 at 9:00 a.m., Eastern Time. Shareholders will act on the following matters:

      (1)  Election of three directors to serve for terms of three years;

(2)	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2000; and

(3)	Transaction of such other business as may properly come before the Annual Meeting, or any adjournments.

      Shareholders of record at the close of business on August 1, 2000 are entitled to receive notice of and to vote at the Annual Meeting.

      You are invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the Annual Meeting in person, your Board of Directors urges you to vote, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. You may also submit your proxy with voting instructions by telephone or through the Internet in accordance with the instructions on the accompanying proxy card.

By order of the Board of Directors,

/s/ DANIEL L. SCHIFFER

Daniel L. Schiffer
Senior Vice President,
General Counsel and Secretary

[MCN ENERGY GROUP INC. LOGO]

PROXY STATEMENT

       The Board of Directors of MCN Energy Group Inc. (the “MCN Board”) solicits your proxy for use at the Annual Meeting of Shareholders of MCN Energy Group Inc. (“MCN” or the “Company”) to be held on Wednesday, September 27, 2000 at 9:00 a.m., and at any adjournments. This Proxy Statement and a proxy card are to be mailed to shareholders beginning on or about August 14, 2000.

      In the following pages, you will find information on your Board of Directors, both the candidates proposed for election and continuing Directors, as well as a proposal for ratification of the appointment of auditors. The information in this Proxy Statement has been supplied to you to help you decide how to vote at the Annual Meeting of Shareholders or any adjournment of that meeting.

      As of August 1, 2000, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 90,212,588 outstanding shares of MCN Common Stock, $.01 par value (“MCN Common Stock”). Each outstanding share is entitled to one vote on all matters that may come before the Annual Meeting.

      You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. You may also submit your proxy with voting instructions by telephone or through the Internet in accordance with the instructions on the accompanying proxy card. Sending in a signed proxy, or voting by telephone or through the Internet, will not affect your right to attend the Annual Meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by attending the Annual Meeting and voting in person, or by submitting a later proxy in writing, by telephone or through the Internet at any time before the Annual Meeting.

      In April, MCN mailed its annual report on Form 10-K to its shareholders. If you became a shareholder after MCN mailed its Form 10-K or if you would like to receive another copy, you can obtain a copy without charge by contacting MCN’s Investor Relations Department at 500 Griswold Street, Detroit, Michigan 48226 or by telephone at (800) 548-4655. The Form 10-K is also available through the SEC Filings portion of MCN’s website at www.mcnenergy.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

      The MCN Board is divided into three classes, with the term of each director expiring at the Annual Meeting of MCN in the year indicated on the following pages. Generally, one-third of the MCN Board is elected each year.

      Unless otherwise instructed on the proxy card, the proxy holders intend to vote for the election of Alfred R. Glancy III, Frank M. Hennessey and Howard F. Sims to three-year terms as directors. Each of the nominees is a current member of the MCN Board and has served the previous full term. The MCN Board believes that, if elected, each nominee will be able and willing to serve. However, if any nominee should be unable or unwilling to serve as a director, the MCN Board may select a substitute nominee and, in that event, the proxy will be voted for the person so selected. The remaining six directors will continue to serve in accordance with their previous elections.

      Information concerning the three directors nominated for a term of three years and the six continuing MCN Board members is set forth on pages 5 through 7.

Nominees for Election as Directors for Three-Year Terms to Expire in 2003

[ALFRED R. GLANCY PHOTO]

Alfred R. Glancy III, 62, Director since 1988
Attendance: 100% of Board Meetings

Mr. Glancy has been Chairman and Chief Executive Officer of MCN since August 1988 and served as its President from September 1992 until July 1999. He has been Chairman of MCN Energy Enterprises Inc. (“MCNEE”) or its predecessor since 1988. Mr. Glancy has been Chairman of Michigan Consolidated Gas Company (“MichCon”) since 1984 and served as its Chief Executive Officer from 1984 until September 1992. He has been a Director of MichCon since 1981.

Mr. Glancy is Chairman Emeritus of Detroit Symphony Orchestra Inc., and past Chairman of The Detroit Medical Center, Detroit Renaissance, Detroit Economic Growth Corporation and New Detroit, Inc. He is also a Director of the Detroit Institute of Arts, United Way Community Services, Community Foundation for Southeastern Michigan, Morton Industrial Group, Greater Downtown Partnership, National Petroleum Council, New Detroit and the Hudson-Webber Foundation. Mr. Glancy is the Chairman of UNICO Investment in Seattle, Washington.

[FRANK M. HENNESSEY PHOTO]
Frank M. Hennessey, 62, Director since 1988
Attendance: 94% of Board and Committee Meetings

Mr. Hennessey has been Vice Chairman of the Board of Directors and Chief Executive Officer of MascoTech, Inc. since January 1998. He is also the Chairman of Emco Limited, a leading Canadian manufacturer and distributor of plumbing-related products, roofing and other building products. Mr. Hennessey was previously Executive Vice President of Masco Corporation, Vice President for Strategic Planning at Masco Corporation, and President, Chief Executive Officer and Director of Emco Limited.

Mr. Hennessey is a Director of New Detroit, Inc. and a Director and Treasurer of United Way Community Services. He is a Trustee of the Hudson-Webber Foundation and the Citizens Research Council of Michigan, as well as past Chairman of the Greater Detroit and Windsor Japan American Society. Mr. Hennessey is the First Vice Chairman of the Detroit Regional Chamber and the Chairman of the Detroit Regional Economic Partnership.

[HOWARD F. SIMS PHOTO]
Howard F. Sims, 67, Director since 1988
Attendance: 100% of Board and Committee Meetings

Mr. Sims is Chairman of the SVA Group Inc., an architecture, engineering and planning firm, and has been a practicing architect since 1963. He also serves as Principal of Sims-Varner & Associates, PLLC and SV Associates, LLC, both engaged in architecture and planning.

Mr. Sims is a Director of Comerica Incorporated. He is a Trustee of Citizens Research Council of Michigan, the W.K. Kellogg Foundation, The Community Foundation of Southeast Michigan and the Karmanos Cancer Institute. Mr. Sims is a member of the Executive Board of the Detroit Area Council, Boy Scouts of America and United Way Community Services of Southeast Michigan.

THE MCN BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALFRED R. GLANCY III, FRANK M. HENNESSEY AND HOWARD F. SIMS TO THE BOARD OF DIRECTORS.

Continuing Directors Whose Terms Expire in 2001

[JAMES G. BERGES PHOTO]

James G. Berges, 53, Director since 1998
Attendance: 100% of Board and Committee Meetings

Mr. Berges has been President of Emerson Electric Co., a manufacturer of electrical, electromechanical, and electronic products and systems, since May 1999 and is also a Director of that company. He was previously Vice Chairman of Emerson Electric Co. from April 1997 through April 1999 and Executive Vice President from 1990 through March 1997.

Mr. Berges is a Board Member of the St. Louis Regional Housing Alliance and has been active in various roles with the United Way of Greater St. Louis.

[THOMAS J. JEFFS PHOTO]
Thomas H. Jeffs II, 62, Director since 1991
Attendance: 82% of Board and Committee Meetings

Mr. Jeffs retired as Vice Chairman of First Chicago NBD Corporation and First National Bank of Chicago in October 1998. He was President and Chief Operating Officer of its subsidiary, NBD Bank Michigan, from January 1994 to October 1998.

Mr. Jeffs is a Trustee of New Detroit, Inc. and a Director of The Economic Club of Detroit. He is also a Director of Intermet Corporation. Mr. Jeffs serves as Vice Chairman and a member of the Executive Committee of the Detroit Symphony Orchestra, Inc. He is a Director of the Detroit Institute of Arts. Mr. Jeffs is a member of the Visiting Committee of the University of Michigan, School of Business Administration.

[BILL M. THOMPSON PHOTO]
Bill M. Thompson, 67, Director since 1996
Attendance: 100% of Board and Committee Meetings

Mr. Thompson retired from Phillips Petroleum Company in December 1992 after 38 years of service. He was Chairman of the Board, President and Chief Executive Officer of GPM Gas Corporation, a wholly owned subsidiary of Phillips Petroleum Company, from February 1992 until December 1992. Mr. Thompson had been Vice Chairman of Phillips Petroleum Company from his election in December 1991 until February 1992. Prior to that, he was Executive Vice President of Phillips’ downstream operations from September 1988 until December 1991. Mr. Thompson served on the Board of Directors of Phillips Petroleum Company from 1988 until 1992.

Mr. Thompson serves on the board of directors of The University of Texas College of Engineering Foundation Advisory Council. He is a past member of the board of directors of the American Petroleum Institute, The National Association of Manufacturers, and The Chemical Manufacturers Association.

Continuing Directors Whose Terms Expire in 2002

[STEPHEN E. EWING PHOTO]

Stephen E. Ewing, 56, Director since 1988
Attendance: 100% of Board Meetings

Mr. Ewing has been President and Chief Operating Officer of MCN since July 1999 and also served in these offices from August 1988 until September 1992. He has been President of MichCon since 1985, Chief Executive Officer since September 1992 and was Chief Operating Officer from 1985 to September 1992. Mr. Ewing has been a Director of MichCon since 1984.

Mr. Ewing is the Chairman of the Detroit Economic Growth Corporation and Oakwood Healthcare, Inc. and Vice Chairman of United Way Community Services. He is past Chairman of the 1997 United Way Community Services Torch Drive, Greater Detroit Area Health Council, Metropolitan Affairs Corporation and the Midwest Gas Association. Mr. Ewing is a board member of the Michigan Jobs Commission, Detroit Renaissance, Michigan Opera Theater, Institute of Gas Technology, the American Gas Association, the Skillman Foundation and AAA Michigan. He is also a member of Leadership Detroit, the NAACP and Boy Scouts of America’s Detroit Area Council Executive Board.

[ROGER FRIDHOLM PHOTO]
Roger Fridholm, 59, Director since 1988
Attendance: 88% of Board and Committee Meetings

Mr. Fridholm has been President of the St. Clair Group, a private investment company, since 1991. He has been President of IPG Services Corporation, a staffing service company, since 1996. Mr. Fridholm served as President of the Business, Technology, and Staffing Services Group of MSX International from 1998 through June 2000. He previously served as President and Chief Executive Officer of Counsel, Enterprises, Inc. from February through July 1994 and as Senior Vice President of Corporate Development of Kelly Services, Inc. from March 1992 through January 1994.

Mr. Fridholm serves as a Director of The Stroh Companies, Comerica Bank Inc., MascoTech, Inc., and Outsource Holdings, Inc.

[HELEN O. PETRAUSKAS PHOTO]
Helen O. Petrauskas, 56, Director since 1990
Attendance: 73% of Board and Committee Meetings

Ms. Petrauskas has been Vice President for Environmental and Safety Engineering with Ford Motor Company since 1983.

Ms. Petrauskas is a Director of The Sherwin-Williams Company, and serves on the Boards of the World Environment Center and the Environmental Law Institute. She is also on the Advisory Boards of the Center for Risk Analysis, Harvard School of Public Health, and Resources for the Future in Washington, D.C.

COMMITTEES OF THE MCN BOARD

      The MCN Board held 13 meetings during 1999. A majority of directors attended all meetings of the Board. The MCN Board has the following standing committees, with membership as of the record date of August 1, 2000 identified below. The MCN Board has adopted a written charter for the Audit Committee, which is included as an appendix to this proxy statement.

AUDIT COMMITTEE

Frank M. Hennessey, Chair

James G. Berges
Bill M. Thompson

•	Monitors the integrity of the Company’s financial statements;
•	Monitors the Company’s compliance with securities regulations; and
•	Monitors the independence and performance of the Company’s internal and external auditors.

4 meetings in 1999

COMPENSATION COMMITTEE

Thomas H. Jeffs II, Chair

Roger Fridholm
Howard Sims
Bill M. Thompson

•	Reviews and recommends to the MCN Board salary and incentive compensation for officers of MCN, MichCon and MCNEE; and
•	Reviews the salary policies for other officers, management and supervisory personnel.

3 meetings in 1999

FINANCE COMMITTEE

Helen O. Petrauskas, Chair

Roger Fridholm
Frank M. Hennessey
Thomas H. Jeffs II

Reviews and makes recommendations to the MCN Board regarding:

•	Timing and amount of securities to be issued; and
•	Investment policies of the trusteed benefits plans and other corporate funds.

1 meeting in 1999

CORPORATE GOVERNANCE AND

NOMINATING COMMITTEE

Howard F. Sims, Chair

James G. Berges
Helen O. Petrauskas

•	Screens and recommends candidates for the Company’s Board of Directors;
•	Reviews matters of corporate governance to ensure continued alignment with shareholder interests;
•	Reviews the Company’s efforts to meet responsibilities to non-owner stakeholders;
•	Makes recommendations regarding the effectiveness of the Board and the duties of the committees; and
•	Consults with management regarding community involvement and philanthropic contributions from the Company and its subsidiaries and foundations.

1 meeting in 1999

EXECUTIVE OFFICERS OF MCN

Alfred R. Glancy III, 62, Chairman and Chief Executive Officer:

      Mr. Glancy’s biographical information appears in the section “Nominees for Election as Directors for Three-Year Terms to Expire in 2003.”

Stephen E. Ewing, 56, President and Chief Operating Officer:

      Mr. Ewing’s biographical information appears in the section “Continuing Directors Whose Terms Expire in 2002.”

Howard L. Dow III, 44, Executive Vice President, Chief Financial Officer and Treasurer:

      Mr. Dow has been Executive Vice President of MCN since July 1999, Chief Financial Officer since April 1999, Treasurer since September 1998 and served as a Senior Vice President from September 1998 until July 1999. At MichCon he has been Executive Vice President since July 1999, Treasurer since April 1998 and Chief Financial Officer since October 1996. Mr. Dow served as a Senior Vice President of MichCon from April 1998 until July 1999 and as a Vice President from March 1990 until April 1998. He has been a Director of MichCon since 1995.

Daniel L. Schiffer, 56, Senior Vice President, General Counsel and Secretary:

      Mr. Schiffer has been Senior Vice President of MCN since September 1995, General Counsel and Secretary since August 1988 and served as a Vice President from August 1988 until September 1995. He has been Senior Vice President, General Counsel and Secretary of MichCon since July 1999. Mr. Schiffer has been a Director of MichCon since July 1999 and previously served as a MichCon Director from January 1989 to September 1998.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

      The following table includes MCN Common Stock and stock-based holdings, as of June 30, 2000, of the Company’s chief executive officer and its four most highly-compensated executive officers in 1999 (collectively, the “Named Executive Officers”) and its directors and nominees.

COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS

	Common Stock
	Ownership
				Stock
	Amount			Equivalents
Name	(1)		Percent	(2)	Total

Alfred R. Glancy III	445,004	(3)	.5%	166,345	611,349

Stephen E. Ewing	36,380	(3)	*	112,043	148,423

Joseph T. Williams (4)	56,516	(3)	.1%	—	56,516

Daniel L. Schiffer	49,624	(3)	.1%	13,000	62,624

Howard L. Dow III	34,439	(3)	*	—	34,439

James G. Berges	100		*	6,263	6,363

Roger Fridholm	10,100	(5)	*	9,541	19,641

Frank M. Hennessey	11,244		*	14,873	26,117

Thomas H. Jeffs II	5,000		*	13,212	18,212

Helen O. Petrauskas	3,231		*	9,252	12,483

Howard F. Sims	3,249		*	12,861	16,110

Bill M. Thompson	3,444		*	9,259	12,703

Directors and executive officers as a group	658,331		.7%	366,649	1,024,980

 *   Less than 0.1%

(1)	This column lists voting securities, including shares of restricted stock in which the beneficial owners have voting power but do not have investment power until the shares vest. In many instances, voting power and investment power are shared with another as joint tenants.

(2)	This column includes the non-voting common stock equivalents, such as performance shares deferred under the Stock Incentive Plan, deferred stock units under the Mandatory Deferred Compensation Plan, share equivalents under the Supplemental Savings Plan, and performance shares under the Nonemployee Directors’ Compensation Plan.

(3)	Includes shares held in the MCN Energy Group Savings and Stock Ownership Plan (the “Savings Plan”). The beneficial owners of the shares have sole voting power on all shares. Beneficial owners have investment power on all shares except those purchased by MCN and held as restricted under provisions of the Savings Plan.

(4)	Mr. Williams’ employment ended with the Company on July 31, 1999.

(5)	Includes 1,900 shares held in the St. Clair Charitable Trust, of which Mr. Fridholm is a Trustee. Mr. Fridholm has shared voting and investment power on these shares.

      On October 4, 1999, MCN signed a definitive merger agreement with DTE Energy Company (“DTE”) under which DTE would acquire all outstanding shares of MCN. The boards of both companies have unanimously approved the merger and the shareholders of each company have overwhelmingly approved the merger. The companies are currently awaiting regulatory approval.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

      In 1995, the Compensation Committee of the MCN Board approved stock ownership guidelines for all executives and non-officer directors to formalize its policy of encouraging share ownership by executives and directors. In 1998, those guidelines were amended to require larger share ownership. This change was made to align further the interests of each executive and non-officer director to that of the shareholders. Current guidelines require the Chairman & CEO to own stock with a value at least eight times annual salary. Other executive and director stock ownership guidelines range from one to five times salary or retainer fee, depending on their level. The expectation is that the shares required to at least minimally meet the guidelines will be acquired over a period of five years from when an individual becomes subject to such guidelines. At June 30, 2000, 82% of the Named Executive Officers and directors meet or exceed the guidelines. The comparable percentage for all MCN, MichCon and MCNEE executives and directors is 33%. The average stockholdings at June 30, 2000 for the Named Executive Officers and directors as a multiple of salary or retainer fee is 10.3 times. The comparable relationship for all MCN, MichCon and MCNEE executives and directors is 1.5 times at June 30, 2000.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS’ COMPENSATION

      As of April 1, 1997, non-officer directors receive an annual fee of $30,000. Additionally, each year non-officer directors receive performance shares worth approximately $30,000, calculated at the beginning of the fiscal year and rounded to the nearest 100 shares. Each performance share is equivalent to one share of MCN common stock. Non-officer directors are permitted to defer all or a portion of their cash retainer fee in performance shares. The performance shares will be credited to deferral accounts established for each non-officer director. The value of the performance shares held in each non-officer director’s account will increase/ decrease as the value of the underlying MCN common stock increases/ decreases and the account will be credited with dividend equivalents equal to one-half of the common stock dividend rate. Upon the non-officer director’s death or retirement, the value of the performance shares will be paid out in shares of MCN Common Stock over a period of one-to-fifteen years as elected by the non-officer director. Based on the elections of the non-officer directors, 100% of their compensation will be in the form of performance shares, further aligning the interests of each non-officer director and shareholders by tying compensation to the value of MCN Common Stock.

EXECUTIVES’ COMPENSATION

      The following table sets forth the aggregate compensation paid or awarded for performance from 1997 through 1999 to the Company’s chief executive officer and its four most highly compensated executive officers in 1999 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation(1)
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP
				Compensation	Award	Options	Payout
Name and Principal Position	Year	Salary($)	Bonus($)(2)	($)(3)	($)(4)	(#)(5)	($)(1)(6)

Alfred R. Glancy III	1999	675,000	994,781	—	—	—	2,339,578
Chairman, & Chief	1998	667,800	0	—	—	100,000	0
Executive Officer	1997	620,833	500,000	—	—	—	2,382,016

Stephen E. Ewing	1999	445,192	550,000	—	—	—	939,516
President & Chief	1998	412,500	450,000	—	—	48,300	0
Operating Officer	1997	356,667	240,000	—	—	—	1,339,884

Joseph T. Williams(8)	1999	233,333	645,000	307,068	—	—	246,239
Former President & Chief	1998	352,000	0	68,509	—	—	—
Executive Officer, MCNEE	1997	128,225	385,000	—	1,156,594	—	—

Howard L. Dow III	1999	266,346	388,364	—	—	—	254,836
Executive Vice President,	1998	211,539	180,000	—	—	14,000	0
Chief Financial Officer &	1997	205,000	98,200	—	—	—	558,285
Treasurer

Daniel L. Schiffer	1999	248,077	235,800	—	—	—	315,628
Senior Vice President,	1998	240,000	0	—	—	12,950	0
General Counsel &	1997	237,500	150,000	—	—	—	744,380
Secretary

[Additional columns below]

[Continued from above table, first column(s) repeated]

All Other
Compensation
Name and Principal Position	($)(7)

Alfred R. Glancy III	3,646,947
Chairman, & Chief	66,326
Executive Officer	61,110

Stephen E. Ewing	41,928
President & Chief	39,229
Operating Officer	33,818

Joseph T. Williams(8)	36,089
Former President & Chief	27,835
Executive Officer, MCNEE	—

Howard L. Dow III	20,894
Executive Vice President,	13,312
Chief Financial Officer &	11,675
Treasurer

Daniel L. Schiffer	20,542
Senior Vice President,	19,496
General Counsel &	18,673
Secretary

(1)	Includes amounts received or deferred.

(2)	Amounts under the MCN Energy Group Inc. Annual Performance Plan are shown for the year upon which performance is measured. They are generally paid in February or March of the subsequent year. Messrs. Ewing and Dow earned bonuses for 1998 based upon MichCon’s performance. Mr. Williams’ 1997 bonus includes a signing bonus of $250,000. Mr. Williams’ 1999 bonus was paid on the second anniversary of his date of hire in shares of MCN common stock per the terms of his employment agreement. Mr. Dow’s bonus for 1999 includes a $100,000 bonus paid for his efforts in negotiating the merger.

(3)	Amount represents payment by the Company to cover taxes on the vesting of restricted stock.

(4)	The Company’s current use of restricted stock is limited to special situations, such as the retention of newly hired executives. Mr. Williams was granted 36,500 shares upon his hiring. The shares vested as indicated in the table below.

Date	Shares

7/28/98	2,100

7/28/99	2,100

Upon termination	32,300

(5)	Stock options are granted in the February subsequent to the fiscal year indicated in the table.

(6)	Amounts shown in this column represent the dollar value of final payouts of performance shares awarded pursuant to the Performance Share Plan. The initial number of performance shares granted is based on total shareholder return relative to the peer group during the previous three-year period. The initial grants are adjusted upward or downward based on total shareholder return relative to the peer group for the subsequent three-year period. Per the change of control provisions in the Performance Share Plan, the 1999 payout was for all three of the outstanding tranches.

(7)	Amounts shown in this column represent the Company’s contributions to defined contribution plans and its payment of life insurance premiums. In addition, Mr. Glancy’s amount for 1999 includes a change of control payment of $3,519,781. Mr. Glancy will retire upon the completion of the merger.

(8)	Mr. Williams was hired on July 28, 1997 and his employment ended with the Company on July 31, 1999.

LONG-TERM COMPENSATION

      Beginning with the 1998 performance year, the Company determined that 50% of its long-term incentive awards should be in the form of stock options. The options were scheduled to vest ratably over three years following the date of grant. Per the change of control provisions in the MCN Stock Incentive Plan, the options vested on December 20, 1999.

OPTIONS EXERCISED

			Number Of Securities	Value Of Unexercised
	Shares		Underlying Unexercised	In-The-Money Options At
	Acquired On	Value	Options At Fiscal Year-End	Fiscal Year-End
Name	Exercise(#)	Realized($)	Exercisable(#)	Exercisable($)(1)

Alfred R. Glancy III	—	—	100,000	837,500

Stephen E. Ewing	—	—	48,300	404,513

Joseph T. Williams	—	—	—	—

Howard L. Dow III	—	—	14,000	117,250

Daniel L. Schiffer	—	—	12,950	108,456

(1)	Per the change of control provisions of the MCN Stock Incentive Plan, participants were permitted to cash-out their stock options based upon a price of $25.625, the highest price of MCN common stock during the 60-day period immediately preceding shareholder approval of the merger, less the exercise price of $17.25. As of the date of this proxy, none of the Named Executive Officers have exercised their stock options.

OTHER COMPENSATION MATTERS

Change Of Control Employment Agreements

      MCN has entered into Change of Control Employment Agreements with its Named Executive Officers and certain other officers of MCN and its two principal subsidiaries. Change of control is defined in the agreements as any of the following: (1) the acquisition of beneficial ownership of 20% or more of the outstanding voting securities of the Company, (2) the appointment or election of new directors to the Company’s Board which causes the existing directors to no longer constitute at least a majority of the Company’s Board, (3) shareholder approval of a reorganization, merger or consolidation in which the beneficial owners of the outstanding voting securities will have a beneficial interest of less than 60% of the common stock or outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation, or (4) a complete liquidation or dissolution of the Company. The agreements generally have a term of three years beginning with the later of the change of control or the consummation of a change of control transaction. The agreements obligate the officer to continue to serve MCN in the officer’s then current capacity, require MCN to compensate the officer in an amount at least equal to the officer’s base salary plus the average annual bonus paid to the officer during the preceding three years and provide for the vesting of various unfunded benefits. These unfunded benefits include the Supplemental Retirement Plan discussed on page 15, the Supplemental Death Benefit and Retirement Income Plan discussed on page 15 and the Supplemental Savings Plan, which permits certain key executives to defer income and be credited with matching contributions to the extent that would otherwise be permitted under the Savings Plan but for limitations imposed by Federal tax law on tax-qualified savings plans. The agreements also provide for the grossed-up payment of any Federal excise taxes due from the executive as a result of any payments received under the agreement and provide three years of continued participation in MCN’s benefit and retirement programs. MCN’s obligations to the officer, including the obligation to pay base salary and any bonuses, can only be extinguished if the officer’s employment is terminated by MCN for “good cause” or by the officer without “good reason” both as defined in the agreements, or by death or disability.

      On December 20, 1999, more than 74% of MCN’s shareholders approved the Company’s proposed merger with DTE Energy Company, which resulted in a change of control. Messrs. Ewing and Dow and certain other officers of MCN have negotiated new employment agreements with DTE in which, upon closing, they give up certain of their rights under their Change of Control Employment Agreements. At the request of DTE, Mr. Glancy and certain other officers of MCN received payments in December 1999 under their Change of Control Employment Agreements, with any remaining amounts due payable upon the closing of the merger with DTE. DTE has agreed to reimburse MCN for the change of control payments if the merger is not completed.

Other Employment Agreements

      As part of his offer of employment from MCNEE, Mr. Williams received a signing bonus of $250,000 and 36,500 shares of restricted stock, which vested as set forth in footnote 4 to the Summary Compensation Table. In addition, the agreement provided a guaranteed level of compensation for the second year of employment which resulted in an additional grant of stock equal to $645,000 in July 1999. Other compensation and benefits provided to Mr. Williams include; (1) a three-year severance package and (2) retiree health care based on 15 years of service.

Indebtedness Of Management

      In order to encourage executives to maintain their holdings in shares purchased under a stock option plan, which was replaced by the MCN Stock Incentive Plan in May 1989, the Company provided loans at an interest rate in accordance with IRS guidelines based on the market yield of U.S. short-term marketable securities. Pursuant to this provision, Mr. Glancy initiated a loan in 1992 at an interest rate of 4.43%, which was renewed in 1995 and again in 1998 at the then current interest rates of 5.65% and 5.41%, respectively. During the 18-month period ended June 30, 2000, the loan covered a maximum outstanding amount of $586,806, including interest. A balance of $360,919, including interest, was outstanding as of June 30, 2000. The loan is secured by 169,628 shares of MCN common stock with a market value of $3,628,445 at June 30, 2000.

Retirement Plans

PENSION PLAN TABLE

	Annual Retirement Benefit At Age 65 For Years Of Credited Service

Final Average	20	25	30	35	40	45
Annual Earnings	Years	Years	Years	Years	Years	Years

$200,000	$73,000	$91,300	$109,500	$127,800	$141,000	$154,300

250,000	91,300	114,100	137,000	159,800	176,400	193,000

300,000	109,600	137,000	164,400	191,800	211,700	231,600

350,000	127,900	159,900	191,900	223,800	247,100	270,300

400,000	146,200	182,800	219,300	255,900	282,400	309,000

450,000	164,500	205,600	246,800	287,900	317,800	347,700

500,000	182,800	228,500	274,200	319,900	353,100	386,300

550,000	241,800	276,100	301,600	351,900	388,500	425,000

600,000	263,800	301,300	329,100	383,900	423,800	463,700

650,000	285,800	326,400	356,500	415,900	459,100	502,400

700,000	307,800	351,500	384,000	447,900	494,500	541,000

      Retirement Plans.  Salaried employees of MCN and certain of its subsidiaries (the “Participating Companies”) may participate in a noncontributory, defined benefit retirement plan (the “Retirement Plan”), under which benefits have been based upon the final average salary. Specifically, the monthly pension at normal retirement (age 65) is calculated using a formula providing a single life monthly benefit equal to (1) 1.33% of final average monthly earnings multiplied by the number of total Years of Credited Service (as defined in the plan) with the Participating Companies; plus (2) 0.5% of final average monthly earnings that exceed a 35-year average Social Security wage base multiplied by the number of Years of Credited Service up to 35 years. Early retirement benefits (at a reduced benefit if such retirement is before the participant attains age 62) are permitted under the plan, (1) on or after the date a participant attains age 55, if the participant’s age plus Years of Credited Service equals or exceeds 70, or (2) when the participant has attained 30 Years of Credited Service. An employee’s final average monthly earnings is defined as his or her highest average monthly earnings for a consecutive 60-month period during the participant’s last 15 years of employment. Average monthly earnings are calculated based on an individual’s base salary only. An employee is not vested under the Retirement Plan until he or she has completed five Years of Credited Service or has attained age 65.

      The previous table illustrates the total estimated annual normal retirement pension benefits including the Supplemental Retirement Plan amounts (discussed below), if applicable, that will be payable upon normal retirement at age 65 to participants for the specified remuneration and Years of Credited Service classifications. Retirement benefits are not subject to any deduction for social security or other offset amounts. The table does not reflect any reductions in retirement benefits that would result from the selection of one of various available survivorship options or the election to retire prior to age 62. Benefit amounts are computed on a straight life annuity basis.

      As of December 31, 1999, the Years of Service (rounded to the nearest whole year) for the Named Executive Officers participating in the final average salary plan are as follows: Mr. Ewing, 28 years, Mr. Dow, 21 years and Mr. Schiffer, 23 years.

      In 1998, the Company adopted a cash balance plan feature within its defined benefit plan to better attract and retain employees. The cash balance plan will be the defined benefit plan for all new hires at MCN and MCNEE and was offered as a one-time option to all current employees of MCN and MCNEE. For employees electing to switch from the final average salary to the cash balance plan, a retirement annuity as of January 1, 1998 was calculated under the “traditional” defined benefit plan formula described above and present-valued using a 6.11% interest rate, the average interest rate on 30-year Treasury Bills for November 1997. This amount represented the opening account balance under the cash balance feature. Under the cash balance plan, at the beginning of each year, each participant’s account is credited with 8% of the individual’s salary and bonus plus an additional 5% of such compensation over the Social Security wage base. In addition, each participant’s account is credited with interest based on the 30-year Treasury Bill rate as of November of the prior year. All vested participants in the cash balance plan are entitled to receive a lump sum payment in lieu of monthly pension annuities. Mr. Glancy and 248 other incumbent employees out of an eligible group of 330 opted to participate in the cash balance plan. Had Mr. Glancy retired effective January 1, 2000, he could have elected to receive an immediate annual annuity under the cash balance plan of $461,000.

      The Company also maintains the Supplemental Retirement Plan, which provides for the payment of benefits that would otherwise be payable under the Retirement Plan but for limitations imposed by Federal tax law on benefits paid by qualified plans.

      Supplemental Death Benefit and Retirement Income Plan.  The Company’s Named Executive Officers and certain other officers of the Participating Companies currently participate in a Supplemental Death Benefit and Retirement Income Plan. Under this plan, the pre-retirement death benefits payable to an employee’s surviving spouse are 50% of the employee’s final salary until such time as the employee would have reached age 65. Thereafter, payments are 20% of salary until the employee would have reached age 75. At retirement an employee may elect to receive (1) annual supplemental retirement income equal to 20% of the employee’s final annual salary payable for a period of 10 years after age 62; or (2) other available post retirement benefits that are actuarially equivalent to the 10-year payment option.

Compensation Committee Interlocks and Insider Participation

      Mr. Thomas H. Jeffs II, Mr. Roger Fridholm, Mr. Howard Sims and Mr. Bill M. Thompson serve on the Compensation Committee of MCN. There are no Compensation Committee interlocks, nor do any officer directors participate on this committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”) establishes MCN’s strategic compensation objectives. The Committee then monitors and evaluates the design and effectiveness of MCN’s executive pay programs against those objectives. Under Committee review, MCN’s executive compensation programs are administered to link executive pay with MCN’s strategic direction and business objectives. In light of the announced merger with DTE, the Committee worked to more closely align the compensation programs with those of DTE’s to ease the transition upon merger close.

Role of the Committee:

      The Committee makes recommendations to the Board of Directors on the compensation levels of all officers of MCN and reviews the aggregate recommendations for base pay, annual incentive awards, and long-term incentive awards for the other senior executives of the Company. In addition, the Committee has oversight responsibility for all the Company’s compensation programs to ensure that they are aligned with the strategic direction and objectives of the Company. In fulfilling these responsibilities, the Committee utilizes the Company’s internal compensation function and outside consultants to research and summarize pay and incentive practices of comparable companies, industry averages, and other benchmarks.

Objective and Methodology:

      Our primary and overriding objective continues to be to provide a total compensation package that allows MCN to attract, retain, and motivate executive employees. In doing so, MCN establishes total compensation opportunity (base salary, annual incentive, and long-term incentive) at competitive levels.

      The methodology used to determine market competitiveness is an annual survey of comparable companies as well as analysis of national and industry executive compensation data.

•	Performance, both Company and individual, drive total compensation levels.

-	The relationship of an executive’s current salary in relation to the specific marketplace data, along with an assessment of the individual’s performance against a set of objectives, determines base pay increases.

-	Annual incentives relate to attaining financial and individual objectives.

-	Long-term incentives relate to creating shareholder value.

Specific Discussion on the Components of Executive Compensation:

      Base Salary  — The base salary of an executive is established when entering the position based on the individual’s experience in relation to external market comparisons for that position. Annually, each executive’s salary is reviewed relative to the specific marketplace data and adjustments are made with consideration of the individual’s level of performance, scope and role within the organization, and recent salary history.

      For 2000, the Committee determined that nine officers of MCN should receive base salary increases averaging 5.3%. Twelve other officers, including Mr. Glancy, did not receive any increase in base salary. Mr. Glancy’s base salary was last increased on March 1, 1998. Overall, base salaries were increased by a total of 2.0% for 21 officers.

      Short-Term Incentives — The MCN Energy Group Inc. Annual Performance Plan provides for annual incentive payments to executives based on the accomplishment of corporate goals established by the Committee. Target award opportunities for executives range from 15% to 60%. The adjusted award can be more or less than the target award depending on the achievement of the corporate goals. An executive’s individual final award may vary from 0% to 125% of the adjusted award amount based on individual performance measured using a combination of criteria including:

•	the performance assessment measured by specific accomplishments,

•	leadership abilities, and

•	the executive’s fiscal responsibility.

      1999 Results — In order to better focus employees on the need to rebuild shareholder value and to address retention concerns, the plan for 1999 for MCN and MCNEE was completely revised. Employees at MCN & MCNEE were granted Special Performance Shares which were to be adjusted after one year based on total shareholder return versus the peer group. Consistent with the Long-Term Incentive Plan, these Special Performance Shares became immediately vested on December 20, 1999, when the MCN shareholders approved the merger. Based on the fact that MCN was first in the peer group on that date, the final number of Special Performance Shares paid out was 200% of the initial grant.

      For MichCon executives, the goal for 1999 was based on MichCon’s Return on Equity (ROE) with an additional 25% funding available if MCN finished in the top half of the peer group as measured by total shareholder return during 1999. MichCon’s performance in 1999 resulted in a calculated award fund equal to 211% of the target payout.

      2000 Plan Design — Goals for 2000 were established to be consistent with key measures of success for MCN. Specifically, the goals for 2000 are as follows:

If the Merger Closes Prior to 12/31/2000

MCN’s ROE	35%

Merger Integration Success	35%

Employee Safety	10%

Diversity	10%

Customer Satisfaction	10%

If the Merger Does Not Close Prior to 12/31/2000

MCN’s ROE	55%

Employee Safety	15%

Diversity	15%

Customer Satisfaction	15%

      Long-Term Incentives — The MCN Energy Group Inc. Long-Term Incentive Plan is designed to provide a significant level of executives’ total compensation in a format which encourages them to remain in the employment of the corporation and matches their interests with those of shareholders. The plan is an omnibus plan that allows the corporation to issue a variety of long-term incentives. The total economic value delivered to executives is designed to provide competitive compensation, regardless of the long-term incentive methodology.

      Stock Options — In early 1999 the Committee determined that 50% of the long-term economic value should be delivered using standard stock options. The options have a strike price of $17.25, which was the market price of MCN common stock on February 24, 1999 (the grant date). The options were scheduled to vest ratably over three years following the date of grant and are exercisable from the time of vesting until the 10th anniversary of the grant. The remaining 50% of the long-term award was granted in the form of performance shares subject to the same vesting and adjustment procedures used in the past.

      Per the terms of the plan, all outstanding stock options became immediately vested upon MCN shareholder approval of the merger. In addition, option holders obtained the right to cash out their stock options at $25.625 (the highest price in the 60 days preceding the shareholder vote) for

60 days following the shareholder vote. MCN options not cashed out or exercised prior to the merger closing will be automatically converted into equivalent DTE options.

      Performance Shares — On December 20, 1999, all outstanding performance shares (those granted in February of 1997, 1998, and 1999) became immediately vested when the MCN shareholders approved the merger. Based on the terms of the plan and MCN’s peer group standing for the respective measurement periods, the final payouts were adjusted as follows:

1997 — 100% of Initial Grant

1998 — 100% of Initial Grant
1999 — 200% of Initial Grant

      2000 Grant Year — Typically the Committee would authorize a grant of new Long-Term awards to be made on the date of the February Board meeting. For 2000, based on the assumption that the merger with DTE would close by mid-year, the Committee made no awards. However, MCN executives, except those (including Mr. Glancy) who plan to retire or resign upon merger close, received letters from DTE detailing a grant of DTE stock options and performance shares to be made upon merger closing.

Treatment of Individual Executive with Compensation Exceeding $1 Million Annually

      In 1994, the Company adopted a plan requiring covered executives whose total compensation in any calendar year exceeded the $1 million limitation on deductibility set forth on Section 162(m) of the Internal Revenue Code of 1986 to defer the excess until he or she leaves the Company. This excess amount is placed in an account in which the value is adjusted in terms of MCN Common Stock at prevailing market prices. Executives receive dividend equivalents on 50% of the common stock units deferred. In order to eliminate the need to reimburse Mr. Glancy for future excise tax requirements, the Company determined that it was more beneficial to forgo the deduction for compensation in excess of $1 million to him in 1999.

Conclusion

      The Committee reviewed all executive compensation programs in light of the announced merger with DTE along with the Company’s continuing need to retain management talent. The Committee believes that MCN’s executive compensation programs for 2000 should provide appropriate incentives to ensure a successful merger transition.

The Compensation Committee

Thomas H. Jeffs II, Chairman

Roger Fridholm
Howard F. Sims
Bill M. Thompson

PERFORMANCE GRAPH

COMPARISON OF $100 INVESTED IN MCN STOCK
Since December 1994
With Dividends Reinvested

[GRAPH]

DATE	MCN	S&P 500	PEER GROUP

12/94	$100.00	$100.00	$100.00

12/95	$135.30	$137.54	$133.68

12/96	$174.20	$169.09	$164.20

12/97	$251.18	$225.49	$216.64

12/98	$123.63	$289.93	$234.06

12/99	$162.13	$350.93	$220.67

(1)	The above graph compares the performance of MCN with that of a broad equity market index, the S&P 500 Composite and a peer group of companies. The peer group companies include: CMS Energy Corporation, Columbia Energy Group, Consolidated Natural Gas Company, DTE Energy Company, El Paso Energy Corporation, Enbridge Inc., Equitable Resources Inc., Kinder Morgan Inc., MDU Resources Group Inc., National Fuel Gas Company, ONEOK Inc., Peoples Energy Corporation, Questar Corporation, Sempra Energy and Westcoast Energy Inc.

(2)	The returns for each company included in the peer group are weighted according to the company’s stock market capitalization at the beginning of each month.

PROPOSAL 2 — SELECTION OF AUDITORS

      The MCN Board has selected Deloitte & Touche LLP as independent auditors to audit the financial statements of MCN and its subsidiaries for the year ending December 31, 2000 and is submitting its choice for ratification by shareholders. Deloitte & Touche LLP, or its predecessors, has served as MCN’s auditors since 1988 and MichCon’s auditors since 1986. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions. If the appointment is not ratified, the MCN Board will appoint another firm as the independent auditors for the year ending December 31, 2000.

      THE MCN BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, TO AUDIT THE FINANCIAL STATEMENTS OF THE CORPORATION AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 2000.

OTHER PROXY MATTERS

VOTING

      Michigan law and the Company’s bylaws require the presence of a quorum for the annual meeting, defined here as a majority of the votes entitled to be cast at the meeting. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

      Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholders’ approval. The director nominees must receive a plurality of the votes cast at the meeting; therefore, abstentions will not affect the election of directors. The selection of the Company’s auditors must be approved by a majority of the votes cast at the meeting; therefore, abstentions will not affect the selection of the Company’s auditors.

      Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of their customers (shares held in street name) have the authority to vote on certain items when they have not received instructions from beneficial owners. However, brokers are not authorized to vote on “non-routine” matters if they do not receive instructions from beneficial owners (“Broker Non-votes”). Under NYSE rules, all the matters presently before the meeting are “routine” matters, therefore brokers holding shares in street name for their customers may vote, in their discretion, on behalf of any customer who does not furnish voting instructions. If a “non-routine” matter comes before the meeting, Broker Non-votes will not be treated as votes cast in determining the outcome of the vote.

COST OF SOLICITATION OF PROXIES

      The cost of soliciting Proxies will be borne by MCN and the solicitation will be made by use of the mails, personally or by telephone or telegraph by officers, directors and regular employees of MCN and its subsidiaries who will not be additionally compensated therefore. The firm of Corporate Investor Communications, Inc. has been retained to assist with the solicitation of broker and nominee Proxies at a cost of approximately $3,000. MCN will also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses incurred by them in forwarding the Proxy material to the beneficial owners of MCN Common Stock.

SHAREHOLDER PROPOSALS

      Shareholder proposals to be considered for inclusion in MCN’s 2001 proxy statement for presentation at the 2001 Annual Meeting of Shareholders must be received by the Secretary of MCN at 500 Griswold Street, Detroit, Michigan 48226, no later than April 16, 2001. Other shareholder proposals concerning business to be conducted at MCN’s annual meeting must be received by the Secretary of MCN at 500 Griswold Street, Detroit, Michigan 48226 not earlier than June 29, 2001 nor later than July 30, 2001.

APPENDIX

AUDIT COMMITTEE CHARTER
MCN ENERGY GROUP INC.

      The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Company (2) the compliance by the Company with securities regulations and (3) the independence and performance of the Company’s internal and external auditors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange and shall be comprised of a minimum of three directors. The Committee shall meet a minimum of four times per year, report to the Board, and shall:

      1.  Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices and the adequacy of internal controls that could significantly affect the Company’s financial statements. Review an analysis prepared by management and the external auditor of significant financial reporting issues and judgements made in connection with the preparation of the Company’s financial statements.

      2.  Discuss with the external auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit and certain information related to the auditor’s judgements about the quality, not just the acceptability, of the Company’s accounting principles.

      3.  Review with the auditors any problems or difficulties they may have encountered and any management letter provided by them including the Company’s response to that letter.

      4.  Review with management and the external auditor the Company’s quarterly earnings release prior to its being made public.

      5.  Obtain assurances from the external auditor that there have been no audit discoveries that raise issues under Section 10A of the Private Securities Litigation Reform Act of 1995 (15 USC 77j-1).

      6.  Review major changes to the Company’s auditing and accounting principles and practices suggested by external auditors, internal auditors or management.

      7.  Review with management an analysis of the Company’s major financial risk exposures and the measures management has taken to monitor and control such exposures.

      8.  Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

      9.  Obtain reports from management that the Company and its subsidiaries are in conformity with applicable legal requirements and the Company’s Code of Conduct and advise the Board with respect to the Company’s policies and procedures regarding compliance therewith.

      10.  Recommend to the Board the appointment of the external auditor, which firm is ultimately accountable to the Audit Committee and the Board. Approve the fees to be paid to the external auditor, evaluate the performance of the external auditor and, if so determined by the Audit Committee, recommend that the Board replace the external auditor.

      11.  Meet with the external auditor prior to the audit to review the planning, staffing and scope of the audit.

      12.  Receive periodic reports, including fees paid for non-audit services, from the external auditor regarding their independence. Discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to insure the independence of the auditor.

      13.  Review the appointment and replacement of the senior internal auditing executive.

      14.  Meet with the senior internal auditing executive and the external auditor in separate executive sessions.

      15.  Review and assess the adequacy of this Charter annually and recommend proposed changes to the Board for approval.

      16.  Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditor.

/X/ Please mark your vote as in this example.

      This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and “FOR” Proposal 2.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	Election of Directors	FOR	WITHHELD	FOR ALL EXCEPT
		[ ]	[ ]	[ ]

Nominees:
01 Alfred R. Glancy III, 02 Frank M. Hennessey, 03 Howard F. Sims

If you do not wish your shares voted “FOR” a particular nominee, mark the “FOR ALL EXCEPT” box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

2.	Ratification of appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2000.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournments.

Mark box at right to request that an Attendance Card to the Annual Meeting be sent to you. [ ]

Mark box at right if comments have been noted on the reverse side of this card. [ ]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

_____________________________________________________________

_____________________________________________________________ SIGNATURE(S) DATE

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VOTE BY TELEPHONE Call TOLL-FREE using a Touch Tone phone 1-877-PRX VOTE 1-877-779-8683	VOTE BY INTERNET Access the WEBSITE and cast your vote http://www.eproxyvote.com/mcn	VOTE BY MAIL Return your proxy in the POSTAGE-PAID envelope provided.

VOTE 24 HOURS A DAY, 7 DAYS A WEEK!

Your telephone or Internet vote must be received by 5:00 p.m. eastern time on September 26, 2000 to be counted in the final tabulation.

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free number 1-877-779-8683 using a Touch-Tone phone. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website http://www.eproxyvote.com/mcn. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: MCN Energy, c/o First Chicago Trust Co, a Division of EquiServe, P.O. Box 8612, Edison NJ 08818-9126.

TO CHANGE YOUR VOTE
Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m. eastern time, September 26, 2000 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.

P      R      O      X      Y

[MCN ENERGY GROUP INC LOGO]

This Proxy is Solicited on Behalf of the Board of Directors of MCN Energy Group Inc.

I (we), have received the proxy soliciting material relative to the Annual Meeting, and (i) appoint Alfred R. Glancy III, Howard L. Dow III and Daniel L. Schiffer, or any one of them, as Proxies with full power of substitution, for and in my (our) name, to vote all shares of Common Stock of MCN Energy Group Inc. owned of record by me (us) and (ii) directs Putnam Fiduciary Trust Company, Trustee under MCN Energy Group Inc.’s 401(k) plans, to vote in person or by proxy all shares of Common Stock of MCN Energy Group Inc. allocated to my accounts under those Plans, and which I am entitled to vote, in each case, on all matters that may come before the 2000 Annual Meeting of Shareholders to be held at the Company’s Headquarters in the Guardian Building, 32nd Floor Auditorium, 500 Griswold, Detroit, Michigan on September 27, 2000 at 9:00 a.m. Eastern Daylight-Saving Time, and any adjournments, unless otherwise specified herein. The Proxies, in their discretion, are further authorized (i) to vote for the election of a person to the Board of Directors if any nominee named in this proxy becomes unable to serve or for good cause will not serve, (ii) to vote on matters that the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and (iii) to vote on other matters that may properly come before the 2000 Annual Meeting and any adjournments.

DO YOU HAVE ANY COMMENTS?

Please sign on the reverse side of this card and return promptly to First Chicago Trust Co. a Division of Equiserve or, if you choose, you can submit your proxy by calling 1-877-779-8683, or through the Internet in accordance with the instructions on the reverse side of this card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares you own directly cannot be voted.

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